Media Contact:
Mark Delcorps, Overstock.com, Inc.
+1 (801) 947-3564
pr@overstock.com

Investor Contact:
Brian Keller, Overstock.com, Inc.
+1 (801) 947-5374
ir@overstock.com

Overstock.com Reports Q3 2017 Results
Consolidated revenue of $424 million (-4% growth) and net loss of ($786,000)
Retail net income of $1.1 million
Medici net loss of ($1.9) million
Updated tZERO ICO information
Sale of warrants for 3,722,188 common shares

SALT LAKE CITY - November 8, 2017 - Overstock.com, Inc. Common Shares (NASDAQ:OSTK) / Series A Preferred (Medici Ventures’ tZERO platform:OSTKP) / Series B Preferred (OTCQX:OSTBP) today reported financial results for the quarter ended September 30, 2017.

Dear Owners,

There is a tremendous amount of activity going on within your firm. I will mention one key event, then describe the retail side of the business, then the Medici side, and then strategic considerations.

I am pleased to announce that we have sold a warrant to Passport Capital Group for $2.6 million to purchase 1,250,000, shares of our common stock at $40.45 per share until February 7, 2018. We also sold a warrant to Quantum Partners LP for $4.0 million to purchase 2,472,188 shares of our common stock at $40.45 per share until January 2, 2018. Quantum Partners LP is a private investment fund managed by Soros Fund Management LLC.

On the retail side, all systems are running better than they have in a long time, with the exception of one marketing channel (SEO) which has suffered significantly since May (to address this, we have formed our largest war room to date in response). However, our Paid Digital Marketing and Branding metrics are doing well, especially given that we have a loss-gushing direct competitor who is outspending us on Paid Digital Marketing by 4.6X, and who on Branding is running 6X-7X as many television spots as we are running. The fact that we are holding our own against their decision to distort all previously known prices in the digital marketing landscape is purely a function of the fact that over the last few years we have made a prop-to-jet conversion, so that a large proportion of our channels are run by quantitatively-oriented people, including data scientists and machine learning experts, who keep tweaking more efficiency out of the numbers to seek to stay ahead of the loss-gushing competitors.

On the Medici front: There may be no better-positioned company for blockchain investments in the world. We have made nine such investments, and under the guidance of our President of Medici Ventures, Jonathan Johnson, Medici has brought a lot of value to our investments by tapping into various Overstock resources to help nurture the firms that desire it (some of which have been fairly nascent). The formula is proving to be quite a success. One of those successes is our blockchain-meets-Wall-Street firm, tZERO, which has drawn much attention this quarter due to the SEC’s July 25 ruling regarding DAO tokens: if the ICO world is going to shift towards security ICOs (and hence, securities, as the SEC decision has been read by most), then those instruments need to trade upon an SEC-compliant venue that is technologically capable of handling blockchain. Furthermore, we believe there is precisely one such venue in the world, and tZERO owns it. In addition, tZERO’s Digital Locate Receipt (“DLR”) product is hitting full stride today, with approximately $100 billion in securities on which tZERO can generate a DLR representing a pre-borrow (which is better than a “locate”). As of this week, the DLR platform is now integrated into multiple trading platforms allowing thousands of active traders, access to billions of dollars of available DLR inventory. All in all, there are historic possibilities piling up in tZERO alone (to say nothing of other blockchain opportunities we are already developing, including one I suspect is bigger even than tZERO).

Regarding tZERO: we intend to proceed with our ICO, but the form the ICO will take has evolved:

•
As you know, for 4 years we have been at the forefront of nearly every major development in the area of Blockchain and capital markets. Due to our vision and unique structure and a focus on maintaining that leading edge, we are offering what we view as a truly revolutionary construct for the tZERO ICO.

•	Our token will be a Security Token with a unique characteristic, in that it will have a Utility function which can be used throughout tZERO’s growing suite of products and ecosystem.

•	We anticipate that the ICO will be issued as a Security Token and offered as a private placement pursuant to an exemption from the registration requirements of the U.S. Securities Act.

•	Our team has worked diligently to design the token to ensure that it will be tradable on our U.S.-regulated ATS operated by one of tZERO’s subsidiary FINRA Broker Dealers.

•
We are working with our strategic, financial and legal advisors to structure the unique features of the tZERO token to provide the utmost flexibility and value for purchasers. We currently contemplate that the token's features will include:

•	a right to share in a portion of tZERO's top-line revenue (with such payments deposited into holders' digital wallets);

•	utility to pay for fees on the ATS, with a reduced fee schedule for token holders;

•	additional utility features and functionality that will be announced at a later date.

•	The proceeds of the pre-sale will be used, among other things, for strategic acquisitions and enhancements to the tZERO platform.

•
Since announcing our intention to do an ICO on October 24 we have been overwhelmed with interest. The feedback we have received is positive, and many have expressed questions or concerns about the approaching Hard Fork, which as of today is a question. To that end we have decided to defer to the wisdom of the crowd, and address any uncertainty in committing to a firm ICO date. Therefore, we have decided to move the ICO pre-sale process out to allow for broadening the registration of all interested participants and account for any uncertainty regarding the potential fork.

•	tZERO expects to launch the ICO process around November 30, 2017, subject to market conditions and regulatory developments.

I have indicated for about 18 months (and loud-and-clear in the last earnings call) that I hear the Gods of Economics whispering that the best model is a brick-and-click model, and that around the end of 2017 I would be working on exploring such a hybridization, which could take various forms (by way of non-exhaustive examples, click-buying-brick or brick-buying-click, or a strategic partnership formed with the right large partner). I stand by my earlier statements regarding the exploration of strategic alternatives.

This earnings call will be unusually interesting and informative, especially for investors who are new to this story and who are trying to get an understanding of how to think about an admittedly unusual collection of values. I urge you to make time for it. For those who cannot, a recording of it will be available at 10:00 p.m. ET on our PR YouTube channel.

Your humble servant,
Patrick M. Byrne

Key Q3 2017 metrics (comparison to Q3 2016):

•	Revenue: $424.0M vs. $441.6M (4% decrease);

•	Gross profit: $83.7M vs. $79.7M (5% increase);

•	Gross margin: 19.7% vs. 18.1% (168 basis point increase);

•	Sales and marketing expense: $45.2M vs. $34.7M (30% increase);

•	Contribution (non-GAAP measure): $39.2M vs. $49.2M (20% decrease);

•	G&A/Technology expense: $50.4M vs. $50.1M (1% increase);

•	Pre-tax loss: ($6.5M) vs. ($3.9M) ($2.6M increase);

◦	Pre-tax loss - OSTK retail (non-GAAP financial measure): ($2.9M)

◦	Pre-tax loss - Medici (non-GAAP financial measure): ($3.7M)

•	Benefit for income taxes: ($5.4M) vs. ($543,000) ($4.9M increase);

•	Net loss*: ($786,000) vs. ($3.1M) ($2.3M decrease);

•	Diluted net loss per share: ($0.03)/share vs. ($0.12)/share ($0.09/share decrease);

*Net loss refers to Net loss attributable to stockholders of Overstock.com, Inc.

We will hold a conference call and webcast to discuss our Q3 2017 financial results Wednesday, November 8, 2017, at 4:30 p.m. ET.

Webcast information

To access the live webcast and presentation slides, go to http://investors.overstock.com. To listen to the conference call via telephone, dial (877) 673-5346 and enter conference ID 4188309 when prompted. Participants outside the U.S. or Canada who do not have Internet access should dial +1 (724) 498-4326 then enter the conference ID provided above.

A replay of the conference call will be available at http://investors.overstock.com or on the Overstock.com PR YouTube channel, https://goo.gl/AYZYY7 at 10:00 p.m. ET on Wednesday, November 8, 2017. An audio replay of the webcast will be available via telephone starting at 7:30 p.m. ET on Wednesday, November 8, 2017, through 6:30 p.m. ET on Wednesday, November 22, 2017. To listen to the recorded webcast by phone, dial (855) 859-2056 then enter the conference ID provided above. Outside the U.S. or Canada dial +1 (404) 537-3406 and enter the conference ID provided above.

Please email all questions in advance of the call to ir@overstock.com.

Key financial and operating metrics:

Investors should review our financial statements and publicly-filed reports in their entirety and not rely on any single financial measure.

Total net revenue - Total net revenue was $424.0 million and $441.6 million for Q3 2017 and 2016, respectively, a 4% decrease. In Q2 2017 and continuing in Q3 2017, we have experienced slowing of our overall revenue growth which we believe is due in part to changes that Google, Inc. ("Google") has made in its natural search engine algorithms. We have found that the algorithm adjustments that Google has made have introduced more volatility than past years and the length of the tuning has been significantly greater than previous years. This has created tremendous headwind for our business beginning in May and continuing. We have reorganized a large number of resources around addressing this current challenge, as well as seeking to prevent it from occurring again. We have implemented a variety of innovations and technical improvements in this area and expect to continue to do so. This decrease to revenue was partially offset by efforts to increase revenue in other marketing channels such as sponsored search and email.

Gross profit - Gross profit was $83.7 million and $79.7 million for Q3 2017 and 2016, respectively, a 5% increase, representing 19.7% and 18.1% gross margin for those respective periods. The increase in gross margin was primarily due to a continued shift in sales mix into higher margin home and garden products, partially offset by increased promotional activities.

Sales and marketing expenses - Sales and marketing expenses totaled $45.2 million and $34.7 million for Q3 2017 and 2016, respectively, a 30% increase, and representing 10.6% and 7.9% of total net revenue for those respective periods. The increase in sales and marketing expenses as a percent of revenue was primarily due to increased spending in the sponsored search and television marketing channels, due in part to our seeking to increase revenue in these channels to offset the effects of the Google algorithm changes described above.

We are experiencing an increasingly competitive digital marketing landscape. We have competitors who are spending significant amounts on advertising bidding up the cost of certain marketing channels, such as paid keywords. While we may not choose to match their levels of spending, this has increased our marketing costs in recent quarters. We expect this trend to continue. However, we do have a variety of countermeasures spinning up week by week. These countermeasures, one of which involves a quite creative alliance never before seen in e-commerce, and others of which involve applying our now-hearty AI systems up to wider and wider application across our Digital Marketing portfolio, will play out in just a handful of months.

Consolidated contribution (a non-GAAP financial measure) and contribution margin (a non-GAAP financial measure) - Contribution for Q3 2017 and 2016 was $39.2 million and $49.2 million, respectively, a 20% decrease, representing 9.2% and 11.1% of total net revenue for those respective periods.

Contribution and contribution margin (non-GAAP financial measures - which we reconcile to "Gross Profit" in our consolidated statement of operations) consist of gross profit less sales and marketing expense plus Club O Rewards and gift card breakage and reflects an additional way of viewing our results. Contribution margin is contribution as a percentage of total net revenue. We believe contribution and contribution margin provide management and users of the financial statements information about our ability to cover our operating costs, such as technology and general and administrative expenses, while reflecting the selling costs we incurred to generate our revenues and adding back the reductions in revenue that we recognized for Club O Rewards that have subsequently expired and for gift cards whose redemption is remote. Contribution and contribution margin are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. The material limitation associated with the use of contribution is that it is an incomplete measure of profitability as it does not include all operating expenses or all non-operating income and expenses. Management compensates for these limitations when using this measure by looking at other GAAP measures, such as operating income and net income. You should review our financial statements and publicly-filed reports in their entirety and not rely on any single financial measure. For additional information about our non-GAAP financial measures, including “retail pre-tax income” and “Medici pre-tax loss” please see the "Additional Non-GAAP Financial Measure Reconciliations" section below.

Our calculation of our consolidated contribution and contribution margin is set forth below (in thousands):

	Three months ended September 30,				Nine months ended September 30,
	2017		2016		2017		2016
Total net revenue	$424,007	100%	$441,564	100%	$1,288,466	100%	$1,273,781	100%
Cost of goods sold	340,332	80.3%	361,848	81.9%	1,033,713	80.2%	1,040,436	81.7%
Gross profit	83,675	19.7%	79,716	18.1%	254,753	19.8%	233,345	18.3%
Less: Sales and marketing expense	45,153	10.6%	34,707	7.9%	126,068	9.8%	99,516	7.8%
Plus: Club O Rewards and gift card breakage (included in Other income, net)	692	0.2%	4,162	0.9%	1,924	0.1%	12,247	1.0%
Contribution and contribution margin	$39,214	9.2%	$49,171	11.1%	$130,609	10.1%	$146,076	11.5%

Technology expenses - Technology expenses totaled $28.7 million and $26.7 million for Q3 2017 and 2016, respectively, an 8% increase, and representing 6.8% and 6.1% of total revenue for those respective periods. The increase was primarily due to an increase in staff related costs of $1.5 million, an increase in technology licenses and maintenance costs of $1.3 million, partially offset by a decrease in depreciation of $848,000.

General and administrative ("G&A") expenses - G&A expenses totaled $21.7 million and $23.3 million for Q3 2017 and 2016, respectively, a 7% decrease, and representing 5.1% and 5.3% of total revenue for those respective periods. The decrease was primarily due to a decrease in bad debt expense of $1.1 million, a decrease in consulting and outside services expense of $479,000, and a decrease in legal fees of $434,000. These decreases were partially offset by an increase in staff related costs of $509,000.

We continue to seek opportunities for growth, in our retail business and through our Medici blockchain and financial technology initiatives and through other means. As a result of these initiatives, we may continue to incur additional expenses or make investments in, or acquisitions of other technologies and businesses. We also anticipate that our Medici initiatives will incur losses in the near term. These losses, additional expenses, acquisitions or investments may be material, and, coupled with existing marketing expense trends and the seasonality of our business, may lead to reduced consolidated income or losses in some periods, and to reduced liquidity. Additionally, we may recognize additional impairment charges from our investments. We are also considering other alternatives for Medici, including raising capital.

Other income, net - Other income, net totaled $5.9 million and $1.3 million for Q3 2017 and 2016, respectively. The increase is primarily due to an increase in realized gains on sales of cryptocurrencies and precious metals of $5.5 million, and a decrease in impairment charges of $2.8 million, partially offset by a decrease in Club O Rewards breakage of $3.5 million due to discontinuing our Club O Silver rewards program in Q4 2016.

Net cash (used in) provided by operating activities - Net cash (used in) provided by operating activities was ($7.7) million and $75.5 million for the twelve months ended September 30, 2017 and 2016, respectively. The $83.1 million decrease is primarily due to slowing revenue growth, decreased contribution and income, and the timing of certain payments. Net cash provided by operating activities for the twelve months ended September 30, 2016 includes litigation settlement proceeds of $19.5 million.

Free cash flow (a non-GAAP financial measure) - Free cash flow totaled ($41.4) million and ($37,000) for the twelve months ended September 30, 2017 and 2016, respectively. The $41.4 million decrease was due to an $83.1 million decrease in operating cash flow, partially offset by a $41.7 million decrease in capital expenditures including costs related to the development of our new corporate headquarters.

Free cash flow reflects an additional way of viewing our cash flows and liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows and liquidity. Free cash flow, which we reconcile to “net cash provided by operating activities,” is cash flow from operations, reduced by “expenditures for fixed assets, including internal-use software and website development.” We believe that cash flows from operating activities is an important measure since it includes both the cash impact of the continuing operations of the business and changes in the balance sheet that impact cash. Also, we believe free cash flow is a useful measure to evaluate our business since purchases of fixed assets are a necessary component of ongoing operations and free cash flow measures the amount of cash we have available for mandatory debt service and financing obligations, changes in our capital structure, and future investments, after we have paid our operating expenses. Therefore, we believe it is important to view free cash flow as a complement to our entire consolidated statements of cash flows.

Our calculation of free cash flow is set forth below (in thousands):

	Nine months ended September 30,		Twelve months ended September 30,
	2017	2016	2017	2016
Net cash (used in) provided by operating activities	$(62,655)	$(15,439)	$(7,652)	$75,477
Expenditures for fixed assets, including internal-use software and website development	(20,873)	(59,382)	(33,772)	(75,514)
Free cash flow	$(83,528)	$(74,821)	$(41,424)	$(37)
Cash and working capital - We had cash and cash equivalents of $92.3 million and $183.1 million and working capital of ($24.7) million and ($4.8) million at September 30, 2017 and December 31, 2016, respectively.

About Overstock.com
Overstock.com, Inc. Common Shares (NASDAQ:OSTK) / Series A Preferred (Medici Ventures’ tZERO platform:OSTKP) / Series B Preferred (OTCQX:OSTBP) is an online retailer based in Salt Lake City, Utah that sells a broad range of products at low prices, including furniture, décor, rugs, bedding, and home improvement. In addition to home goods, Overstock.com offers a variety of products including jewelry, electronics, apparel, and more, as well as a marketplace providing customers access to hundreds of thousands of products from third-party sellers. Additional stores include Worldstock.com, dedicated to selling artisan-crafted products from around the world. Forbes ranked Overstock in its list of the Top 100 Most Trustworthy Companies in 2014. Overstock regularly posts information about the company and other related matters under Investor Relations on its website.

O, Overstock.com, O.com, O.co, Club O, Main Street Revolution, Worldstock and OVillage are registered trademarks of Overstock.com, Inc.  O.biz and Space Shift are also trademarks of Overstock.com, Inc. Other service marks, trademarks and trade names which may be referred to herein are the property of their respective owners.

This press release and the November 8, 2017 conference call and webcast to discuss our financial results may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact, including forecasts of trends. These forward-looking statements are inherently difficult to predict. Actual results could differ materially for a variety of reasons, including the amount and timing of our capital expenditures, the mix of products we sell, the results of legal proceedings and claims and the amounts we spend relating to them, the extent to which we owe income taxes, competition, fluctuations in operating results, the potential effects on our financial results of new accounting standards we will be required to adopt no later than January 1, 2018, relating to revenue recognition, Google and other search engine companies changing their natural search engine algorithms periodically resulting in lower ranking of our products, any inability to raise capital if needed on acceptable terms, our efforts to expand both domestically and internationally, risks of inventory management and seasonality. Other risks and uncertainties include, among others, risks related to new products and services we may offer, and difficulties with our infrastructure, our fulfillment partners or our payment processors, including cyber-attacks or data breaches affecting us or any of them. More information about factors that could potentially affect our financial results is included in our Form 10-Q for the quarter ended September 30, 2017 which was filed with the Securities and Exchange Commission on November 8, 2017. Our Form 10-Q

and our other subsequent filings with the Securities and Exchange Commission identify important factors that could cause our actual results to differ materially from those contained in our projections, estimates and other forward-looking statements.

Overstock.com, Inc.
Consolidated Balance Sheets (Unaudited)
(in thousands)

	September 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$92,266	$183,098
Restricted cash	562	430
Accounts receivable, net	24,328	28,142
Inventories, net	13,562	18,937
Prepaid inventories, net	1,766	2,112
Prepaids and other current assets	18,498	11,654
Total current assets	150,982	244,373
Fixed assets, net	131,981	134,552
Precious metals	250	9,946
Deferred tax assets, net	74,250	56,266
Intangible assets, net	8,288	10,913
Goodwill	14,698	14,698
Other long-term assets, net	14,992	14,328
Total assets	$395,441	$485,076
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$70,543	$106,337
Accrued liabilities	58,784	96,216
Deferred revenue	41,505	41,780
Finance obligations, current	3,326	3,256
Other current liabilities, net	1,507	1,627
Total current liabilities	175,665	249,216
Long-term debt, net	43,406	44,179
Finance obligations, non-current	9,325	11,831
Other long-term liabilities	7,159	6,890
Total liabilities	235,555	312,116
Stockholders’ equity:
Preferred stock, $0.0001 par value, authorized shares - 5,000
Series A, issued and outstanding - 127 and 127	—	—
Series B, issued and outstanding - 555 and 569	—	—
Common stock, $0.0001 par value
Authorized shares - 100,000
Issued shares - 28,149 and 27,895
Outstanding shares - 25,017 and 25,432	3	3
Additional paid-in capital	387,195	383,348
Accumulated deficit	(158,893)	(153,898)
Accumulated other comprehensive loss	(1,420)	(1,540)
Treasury stock:
Shares at cost - 3,132 and 2,463	(63,691)	(52,587)
Equity attributable to stockholders of Overstock.com, Inc.	163,194	175,326
Equity attributable to noncontrolling interests	(3,308)	(2,366)
Total equity	159,886	172,960
Total liabilities and stockholders’ equity	$395,441	$485,076

Overstock.com, Inc.
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Revenue, net
Direct	$19,645	$24,620	$64,572	$75,901
Partner and other	404,362	416,944	1,223,894	1,197,880
Total net revenue	424,007	441,564	1,288,466	1,273,781
Cost of goods sold
Direct	19,577	23,955	61,687	72,459
Partner and other	320,755	337,893	972,026	967,977
Total cost of goods sold	340,332	361,848	1,033,713	1,040,436
Gross profit	83,675	79,716	254,753	233,345
Operating expenses:
Sales and marketing	45,153	34,707	126,068	99,516
Technology	28,746	26,739	85,982	78,249
General and administrative	21,651	23,317	66,622	67,843
Litigation settlement	—	—	—	(19,520)
Total operating expenses	95,550	84,763	278,672	226,088
Operating income (loss)	(11,875)	(5,047)	(23,919)	7,257
Interest income	189	73	450	228
Interest expense	(713)	(212)	(2,139)	(219)
Other income, net	5,882	1,251	2,751	9,399
Income (loss) before income taxes	(6,517)	(3,935)	(22,857)	16,665
Provision (benefit) for income taxes	(5,412)	(543)	(7,727)	8,178
Net income (loss)	$(1,105)	$(3,392)	$(15,130)	$8,487
Less: Net loss attributable to noncontrolling interests	(319)	(294)	(942)	(940)
Net income (loss) attributable to stockholders of Overstock.com, Inc.	$(786)	$(3,098)	$(14,188)	$9,427
Net income (loss) per common share—basic:
Net income (loss) attributable to common shares—basic	$(0.03)	$(0.12)	$(0.55)	$0.37
Weighted average common shares outstanding—basic	25,003	25,356	25,024	25,326
Net income (loss) per common share—diluted:
Net income (loss) attributable to common shares—diluted	$(0.03)	$(0.12)	$(0.55)	$0.37
Weighted average common shares outstanding—diluted	25,003	25,356	25,024	25,388

Overstock.com, Inc.
Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Nine months ended September 30,		Twelve months ended September 30,
	2017	2016	2017	2016
Cash flows from operating activities:
Consolidated net income (loss)	$(15,130)	$8,487	$(12,369)	$8,350
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation of fixed assets	21,895	19,710	29,468	26,729
Amortization of intangible assets	2,839	3,193	3,614	3,444
Stock-based compensation to employees and directors	3,009	4,105	3,795	5,054
Deferred income taxes, net	(8,682)	6,688	(7,651)	4,701
(Gain) loss on investment in precious metals	(1,907)	—	(2,108)	521
Gain on sale of cryptocurrencies	(845)	—	(845)	—
Impairment of cost method investment	4,500	2,850	4,500	2,850
Termination costs of cryptobond financing	—	—	—	850
Other	420	207	569	212
Changes in operating assets and liabilities, net of acquisitions:
Restricted cash	(207)	—	(207)	—
Accounts receivable, net	3,814	(2,909)	(3,283)	(2,108)
Inventories, net	5,375	4,325	2,155	7,489
Prepaid inventories, net	346	(226)	(229)	(259)
Prepaids and other current assets	(6,296)	(3,456)	(451)	(1,012)
Other long-term assets, net	(121)	(356)	(551)	(670)
Accounts payable	(35,794)	(40,247)	(14,370)	17,548
Accrued liabilities	(35,831)	(8,678)	(10,217)	4,920
Deferred revenue	(275)	(9,687)	248	(3,896)
Other long-term liabilities	235	555	280	754
Net cash (used in) provided by operating activities	(62,655)	(15,439)	(7,652)	75,477
Cash flows from investing activities:
Proceeds from sale of precious metals	11,603	—	13,213	—
Investment in precious metals	—	—	(1,633)	—
Disbursement of note receivable	(750)	(3,050)	(1,368)	(3,050)
Cost method investments	(2,188)	(4,000)	(2,938)	(4,000)
Equity method investment	(2,000)	—	(2,000)	—
Acquisitions of businesses, net of cash acquired	—	1,220	28	1,192
Expenditures for fixed assets, including internal-use software and website development	(20,873)	(59,382)	(33,772)	(75,514)
Other	(160)	46	(179)	14
Net cash used in investing activities	(14,368)	(65,166)	(28,649)	(81,358)
Cash flows from financing activities:
Paydown on direct financing arrangement	—	(54)	—	(134)
Payments on finance obligations	(2,436)	(1,354)	(2,988)	(1,458)
Payments on interest swap	—	(563)	—	(620)
Proceeds from finance obligations	—	6,075	5,324	11,773
Payments on short-term debt	—	—	—	(750)
Proceeds from long-term debt	—	31,447	4,826	40,935
Payments on long-term debt	(750)	—	(750)	—
Change in restricted cash	75	—	75	75
Proceeds from exercise of stock options	654	—	1,473	—
Proceeds from rights offering, net of offering costs	—	—	7,591	—
Proceeds from issuance of stock warrants	3	—	3	—
Purchase of treasury stock	(11,104)	(737)	(11,207)	(737)
Payment of debt issuance costs	(251)	—	(251)	—
Net cash (used in) provided by financing activities	(13,809)	34,814	4,096	49,084
Net (decrease) increase in cash and cash equivalents	(90,832)	(45,791)	(32,205)	43,203
Cash and cash equivalents, beginning of period	183,098	170,262	124,471	81,268
Cash and cash equivalents, end of period	$92,266	$124,471	$92,266	$124,471

Additional Non-GAAP Financial Measure Reconciliations

As described above, contribution and contribution margin (non-GAAP financial measures - which we reconcile to "Gross Profit" in our consolidated statement of operations) consist of gross profit less sales and marketing expense plus Club O Rewards and gift card breakage and reflects an additional way of viewing our results. Contribution margin is contribution as a percentage of total net revenue.

OSTK Retail and Medici pre-tax income or loss (non-GAAP financial measures - which we reconcile to Consolidated pre-tax income or loss) consist of income or loss before taxes of our Retail and Medici businesses, excluding intercompany transactions eliminated in consolidation. We believe these measures provide management and users of the financial statements useful information, because they provide financial results for our separate businesses which are distinct in nature. The material limitation associated with these measures is that they are an incomplete measure of our consolidated operations.

We determined our segments based on how we manage our business, which, in our view, consists primarily of our Retail and Medici businesses. Our Retail business consists of our Direct and Partner reportable segments. We use gross profit as the measure to determine our reportable segments because there is not discrete financial information available below gross profit for our Direct and Partner segments. As a result, our Medici business is not significant as compared to our Direct and Partner segments. Our Other segment consists of Medici. We do not allocate assets between our segments for our internal management purposes.

Contribution, contribution margin, OSTK Retail pre-tax income or loss and Medici pre-tax income or loss are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. You should review our financial statements and publicly-filed reports in their entirety and not rely on any single financial measure.

Our calculations of our contribution and contribution margin by Retail Total (which consists of Direct and Partner) and Other (which consists of Medici) are set forth below (in thousands):

	Three months ended September 30,
	Direct	Partner	Retail Total	Other	Total
2017
Total net revenue	$19,645	$400,419	$420,064	$3,943	$424,007
Cost of goods sold	19,577	318,121	337,698	2,634	340,332
Gross profit	$68	$82,298	$82,366	$1,309	$83,675
Less: Sales and marketing expense			44,910	243	45,153
Plus: Club O Rewards and gift card breakage (included in Other income, net)			692	—	692
Contribution			$38,148	$1,066	$39,214
Contribution margin			9.1%	27.0%	9.2%

2016
Total net revenue	$24,620	$413,019	$437,639	$3,925	$441,564
Cost of goods sold	23,955	335,306	359,261	2,587	361,848
Gross profit	$665	$77,713	$78,378	$1,338	$79,716
Less: Sales and marketing expense			34,594	113	34,707
Plus: Club O Rewards and gift card breakage (included in Other income, net)			4,162	—	4,162
Contribution			$47,946	$1,225	$49,171
Contribution margin			11.0%	31.2%	11.1%

	Nine months ended September 30,
	Direct	Partner	Retail Total	Other	Total
2017
Total net revenue	$64,572	$1,211,536	$1,276,108	$12,358	$1,288,466
Cost of goods sold	61,687	963,310	1,024,997	8,716	1,033,713
Gross profit	$2,885	$248,226	$251,111	$3,642	$254,753
Less: Sales and marketing expense			125,312	756	126,068
Plus: Club O Rewards and gift card breakage (included in Other income, net)			1,924	—	1,924
Contribution			$127,723	$2,886	$130,609
Contribution margin			10.0%	23.4%	10.1%

2016
Total net revenue	$75,901	$1,187,364	$1,263,265	$10,516	$1,273,781
Cost of goods sold	72,459	961,227	1,033,686	6,750	1,040,436
Gross profit	$3,442	$226,137	$229,579	$3,766	$233,345
Less: Sales and marketing expense			99,097	419	99,516
Plus: Club O Rewards and gift card breakage (included in Other income, net)			12,247	—	12,247
Contribution			$142,729	$3,347	$146,076
Contribution margin			11.3%	31.8%	11.5%

Our calculations of OSTK Retail Total (which consists of Direct and Partner) and Other (which consists of Medici) pre-tax income or loss are set forth below excluding intercompany transactions eliminated in consolidation (in thousands):

	Three months ended September 30,
	Direct	Partner	Retail Total	Other	Total
2017
Revenue, net	$19,645	$400,419	$420,064	$3,943	$424,007
Cost of goods sold	19,577	318,121	337,698	2,634	340,332
Gross profit	$68	$82,298	$82,366	$1,309	$83,675
Operating expenses			90,592	4,958	95,550
Interest and other income (expense), net			5,375	(17)	5,358
Pre-tax loss			(2,851)	(3,666)	(6,517)
Benefit for income taxes			(3,993)	(1,419)	(5,412)
Net income (loss)			$1,142	$(2,247)	$(1,105)

2016
Revenue, net	$24,620	$413,019	$437,639	$3,925	$441,564
Cost of goods sold	23,955	335,306	359,261	2,587	361,848
Gross profit	$665	$77,713	$78,378	$1,338	$79,716
Operating expenses			80,497	4,266	84,763
Interest and other income (expense), net			1,177	(65)	1,112
Pre-tax loss			(942)	(2,993)	(3,935)
Provision (benefit) for income taxes			713	(1,256)	(543)
Net loss			$(1,655)	$(1,737)	$(3,392)

	Nine months ended September 30,
	Direct	Partner	Retail Total	Other	Total
2017
Revenue, net	$64,572	$1,211,536	$1,276,108	$12,358	$1,288,466
Cost of goods sold	61,687	963,310	1,024,997	8,716	1,033,713
Gross profit	$2,885	$248,226	$251,111	$3,642	$254,753
Operating expenses			264,455	14,217	278,672
Interest and other income (expense), net			5,490	(4,428)	1,062
Pre-tax loss			(7,854)	(15,003)	(22,857)
Benefit for income taxes			(3,280)	(4,447)	(7,727)
Net loss			$(4,574)	$(10,556)	$(15,130)

2016
Revenue, net	$75,901	$1,187,364	$1,263,265	$10,516	$1,273,781
Cost of goods sold	72,459	961,227	1,033,686	6,750	1,040,436
Gross profit	$3,442	$226,137	$229,579	$3,766	$233,345
Operating expenses			213,502	12,586	226,088
Interest and other income (expense), net			9,409	(1)	9,408
Pre-tax income (loss)			25,486	(8,821)	16,665
Provision (benefit) for income taxes			11,626	(3,448)	8,178
Net income (loss)			$13,860	$(5,373)	$8,487